Exhibit 99.2

FOR IMMEDIATE RELEASE

August 9, 2021

Sorrento unveils overview oF its multivalent mRNA covid-19 vaccine development program

SAN DIEGO, August 9, 2021 (GLOBE NEWSWIRE) -- Sorrento Therapeutics, Inc. (Nasdaq: SRNE, "Sorrento"), a clinical and commercial stage biopharmaceutical company developing new therapies to treat cancer, pain and COVID-19, announced today the availability of a presentation on its corporate website to provide an overview of Sorrento’s proprietary mRNA vaccine development program for COVID-19.

Highlights of the presentation include:

•	MultiValent COVID Vaccine candidate comprised of proprietary designer Spike-encoding mRNAs designed to elicit cellular and humoral immunity against the early WA-1 virus as well as the predominant variants of concern (VOCs), Alpha, Beta, Gamma, Delta, and Lambda.

•	mRNA construct engineered to remove a furin cleavage site in the native spike protein. This cleavage site could potentially lead to spike protein being cleaved off the cells expressing the protein and then entering the circulation.

•	Thermostable mRNA lipid nanoparticle (LNP) formulation that potentially allows for provision of vaccine doses without the need for frozen storage after time of manufacture during transport and prior to dose administration.

•	Development of equipotent lyophilized dose forms that may further enhance the potential for vaccine delivery to underserved populations due to cold-chain storage and transportation issues.

•	Micro-epidermal infusion patch device potentially elicits a superior immune response thought to be due to the direct lymphatic dose delivery. MultiValent COVID Vaccine administered via Sorrento’s proprietary Sofusa® MuVaxx™ system achieved equivalent serum IgG responses at one tenth of the dose compared to intramuscular administration in mice based on preclinical studies.

The presentation can be viewed at: https://investors.sorrentotherapeutics.com/events-and-presentations/presentations

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to treat cancers and COVID-19. Sorrento's multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”, “DAR-T™”), antibody-drug conjugates (“ADCs”), and clinical stage oncolytic virus (“Seprehvir™”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including COVIGUARD™, COVI-AMG™, COVISHIELD™, Gene-MAb™, COVI-MSC™ and COVIDROPS™; and diagnostic test solutions, including COVITRACK™, COVISTIX™ and COVITRACE™.

Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (SEMDEXA™), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, and to commercialize ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. RTX has completed a Phase IB trial for intractable pain associated with cancer and a Phase 1B trial in osteoarthritis patients. SEMDEXA is in a pivotal Phase 3 trial for the treatment of lumbosacral radicular pain, or sciatica. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the expectations for Sorrento's technologies and product candidates, including, but, not limited to, its MultiValent COVID Vaccine candidate and its potential effectiveness against the WA-1 virus and variants of concern, including the Alpha, Beta, Gamma, Delta and Lambda variants; the potential for Sorrento’s engineered mRNA construct to reduce levels of spike protein in circulation; the potential advantages of the MultiValent COVID Vaccine, including maintaining stability without the need for frozen storage and transportation requirements; the potential for enhancing delivery to underserved populations by developing lyophilized dose forms that eliminate certain storage and transportation limitations; and the potential benefits of administering the MultiValent COVID Vaccine with the Sofusa MuVaxx system, including eliciting a superior immune response and achieving equivalent IgG responses at a lower dose compared to intramuscular administration. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento's technologies and prospects, including, but not limited to risks related to seeking regulatory approval for a MultiValent COVID Vaccine candidate; clinical development risks, including risks in the progress, timing, cost, and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks that prior test, study and trial results may not be replicated in future studies and trials; risks of manufacturing and supplying drug product; risks related to leveraging the expertise of its employees, subsidiaries, affiliates and partners to assist Sorrento in the execution of its therapeutic antibody product candidate strategies; risks related to the global impact of COVID-19; and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations Contact

Alexis Nahama, DVM (SVP Corporate Development)

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, DAR-T™, SOFUSA™, MuVAXX™, COVIGUARD™, COVI-AMG™, COVISHIELD™, Gene-MAb™, COVIDROPS™, COVI-MSC™, COVITRACK™, COVITRACE™ and COVISTIX™ are trademarks of Sorrento Therapeutics, Inc.

SEMDEXA™ is a trademark of Semnur Pharmaceuticals, Inc.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc.

All other trademarks are the property of their respective owners.

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